NEWS RELEASE for August 10, 2011

BIOLASE FULFILLS ALL PREPAID PURCHASE ORDERS
UNDER HENRY SCHEIN AGREEMENT

Product Delivery Obligations Met Prior to August 25th Due Date

IRVINE, CA (August 10, 2011) – BIOLASE Technology, Inc. (NASDAQ:BLTI), the World’s leading dental laser manufacturer and distributor, today announced that it has fulfilled the second of two prepaid purchase orders totaling approximately $9 million under the Distribution and Supply Agreement entered into with Henry Schein (NASDAQ:HSIC) on September 23, 2010.

The final products required to complete the second purchase order, totaling approximately $3 million, have been shipped during the current quarter, prior to the agreement’s August 25, 2011 due date. The first purchase order, totaling approximately $6 million, was completed during the fourth quarter of 2010 and the first quarter of 2011.

Chairman and CEO Federico Pignatelli said, “I am very pleased that BIOLASE has now entirely fulfilled its purchase order obligations to Schein and eliminated this liability from its financial statements. We are thrilled as we continue to move forward into a new era utilizing a direct sales force and a wide range of independent distribution selling channels throughout the world.”

BIOLASE has renegotiated certain rights previously granted to Schein and regained full rights to sell and/or distribute the Company’s products in North America and in all international markets which were formerly exclusive markets of Schein. BIOLASE now sells direct and through multiple distributors, including Schein, in North America and internationally.

About BIOLASE Technology, Inc.
BIOLASE Technology, Inc., the World’s leading Dental Laser company, is a medical technology company that develops, manufactures and markets dental lasers and also distributes and markets dental imaging equipment, products that are focused on technologies that advance the practice of dentistry and medicine. The Company’s laser products incorporate patented and patent pending technologies designed to provide clinically superior performance with less pain and faster recovery times. Its imaging products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. Other products under development address ophthalmology and other medical and consumer markets.

For updates and information on laser and Waterlase dentistry, find BIOLASE at http://www.biolase.com, Twitter at http://twitter.com/GoWaterlase, and YouTube at http://www.youtube.com/user/Rossca08.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions.  Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Jill Bertotti, of Allen & Caron, +1-949-474-4300.

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